

                                                          -----------------------------------------------
Vision Equity Income                           Yield =    $26,797.45     -    $13,946.60   )+1)^6-1}=
                                               2{(
                                                          -----------------------------------------------
Computation of SEC Yield                                  1,191,948      *(   $10.38       -             0.00000   )
As of: October 31, 1997
                                                          SEC Yield =         1.25%

Dividend and/or Interest
Inc for the 30 days ended         $26,797.45

Net Expenses for                  $13,946.60
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends              1,191,948

Maxium offering price             $10.38
per share as of 10-31-97

Undistributed net income

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=          1.74%